United States
                       Securities and Exchange Commission
                             WASHINGTON, D.C. 20549

                                  Schedule 13G
                               (Amendment No. __)*

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                IMAGEX.COM, INC.
               ---------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
               ---------------------------------------------------
                         (Title of Class of Securities)

                                    45244D102
               ---------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2000
--------------------------------------------------------------------------------
            (Date of Event, Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |_|      Rule 13d-1(b)

         |X|      Rule 13d-1(c)

         |_|      Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 45244D102                                                                      Page 2 of 17 Pages
-------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         Alta Partners
-------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                        (b)             X

-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only


-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         California
-------------------------------------------------------------------------------------------------------------------
                                                         Please see Attachment A

Number Of Shares                                              (5)      Sole Voting Power           1,285,715
Beneficially Owned
By Each Reporting                                             (6)      Shared Voting Power               -0-
Person With
                                                              (7)      Sole Dispositive Power      1,285,715

                                                              (8)      Shared Dispositive Power          -0-

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

         1,285,715                                       Please see Attachment A
-------------------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

         4.9%                                            Please see Attachment A
-------------------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

         IA
-------------------------------------------------------------------------------------------------------------------

                                       *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 45244D102                                                                      Page 3 of 17 Pages
-------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         Alta California Partners II, L.P.
-------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                        (b)             X

-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only


-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         Delaware
-------------------------------------------------------------------------------------------------------------------
                                                         Please see Attachment A

Number Of Shares                                              (5)      Sole Voting Power           1,273,935
Beneficially Owned
By Each Reporting                                             (6)      Shared Voting Power               -0-
Person With
                                                              (7)      Sole Dispositive Power      1,273,935

                                                              (8)      Shared Dispositive Power          -0-

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

         1,273,935                                       Please see Attachment A
-------------------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

         4.8%                                            Please see Attachment A
-------------------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

         PN
-------------------------------------------------------------------------------------------------------------------

                                       *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 45244D102                                                                      Page 4 of 17 Pages
-------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         Alta California Management Partners II, LLC.
-------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                        (b)             X

-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only


-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         Delaware
-------------------------------------------------------------------------------------------------------------------
                                                         Please see Attachment A

Number Of Shares                                              (5)      Sole Voting Power           1,273,935
Beneficially Owned
By Each Reporting                                             (6)      Shared Voting Power               -0-
Person With
                                                              (7)      Sole Dispositive Power      1,273,935

                                                              (8)      Shared Dispositive Power          -0-

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

         1,273,935                                       Please see Attachment A
-------------------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

         4.8%                                            Please see Attachment A
-------------------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

         CO
-------------------------------------------------------------------------------------------------------------------

                                       *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 45244D102                                                                      Page 5 of 17 Pages
-------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         Alta Embarcadero  Partners II, LLC.
-------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                        (b)             X

-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only


-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         California
-------------------------------------------------------------------------------------------------------------------
                                                         Please see Attachment A

Number Of Shares                                              (5)      Sole Voting Power              11,780
Beneficially Owned
By Each Reporting                                             (6)      Shared Voting Power               -0-
Person With
                                                              (7)      Sole Dispositive Power         11,780

                                                              (8)      Shared Dispositive Power          -0-

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

         11,780                                          Please see Attachment A
-------------------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

         0.04%                                           Please see Attachment A
-------------------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

         CO
-------------------------------------------------------------------------------------------------------------------

                                       *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 45244D102                                                                      Page 6 of 17 Pages
-------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         Jean Deleage
-------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                        (b)             X

-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only


-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         United States
-------------------------------------------------------------------------------------------------------------------
                                                         Please see Attachment A

Number Of Shares                                              (5)      Sole Voting Power           1,285,715
Beneficially Owned
By Each Reporting                                             (6)      Shared Voting Power               -0-
Person With
                                                              (7)      Sole Dispositive Power      1,285,715

                                                              (8)      Shared Dispositive Power          -0-

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

         1,285,715                                       Please see Attachment A
-------------------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

         4.9%                                            Please see Attachment A
-------------------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

         IN
-------------------------------------------------------------------------------------------------------------------

                                       *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 45244D102                                                                      Page 7 of 17 Pages
-------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         Garrett Gruener
-------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                        (b)             X

-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only


-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         United States
-------------------------------------------------------------------------------------------------------------------
                                                         Please see Attachment A

Number Of Shares                                              (5)      Sole Voting Power           1,285,715
Beneficially Owned
By Each Reporting                                             (6)      Shared Voting Power               -0-
Person With
                                                              (7)      Sole Dispositive Power      1,285,715

                                                              (8)      Shared Dispositive Power          -0-

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

         1,285,715                                       Please see Attachment A
-------------------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

         4.9%                                            Please see Attachment A
-------------------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

         IN
-------------------------------------------------------------------------------------------------------------------

                                       *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 45244D102                                                                      Page 8 of 17 Pages
-------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         Daniel Janney
-------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                        (b)             X

-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only


-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         United States
-------------------------------------------------------------------------------------------------------------------
                                                         Please see Attachment A

Number Of Shares                                              (5)      Sole Voting Power           1,285,715
Beneficially Owned
By Each Reporting                                             (6)      Shared Voting Power               -0-
Person With
                                                              (7)      Sole Dispositive Power      1,285,715

                                                              (8)      Shared Dispositive Power          -0-

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

         1,285,715                                       Please see Attachment A
-------------------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

         4.9%                                            Please see Attachment A
-------------------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

         IN
-------------------------------------------------------------------------------------------------------------------

                                       *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 45244D102                                                                      Page 9 of 17 Pages
-------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         Alix Marduel
-------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                        (b)             X

-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only


-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         United States
-------------------------------------------------------------------------------------------------------------------
                                                         Please see Attachment A

Number Of Shares                                              (5)      Sole Voting Power           1,285,715
Beneficially Owned
By Each Reporting                                             (6)      Shared Voting Power               -0-
Person With
                                                              (7)      Sole Dispositive Power      1,285,715

                                                              (8)      Shared Dispositive Power          -0-

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

         1,285,715                                       Please see Attachment A
-------------------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

         4.9%                                            Please see Attachment A
-------------------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

         IN
-------------------------------------------------------------------------------------------------------------------

                                       *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 45244D102                                                                      Page 10 of 17 Pages
-------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         Guy Nohra
-------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                        (b)             X

-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only


-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         United States
-------------------------------------------------------------------------------------------------------------------
                                                         Please see Attachment A

Number Of Shares                                              (5)      Sole Voting Power           1,285,715
Beneficially Owned
By Each Reporting                                             (6)      Shared Voting Power               -0-
Person With
                                                              (7)      Sole Dispositive Power      1,285,715

                                                              (8)      Shared Dispositive Power          -0-

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

         1,285,715                                       Please see Attachment A
-------------------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

         4.9%                                            Please see Attachment A
-------------------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

         IN
-------------------------------------------------------------------------------------------------------------------

                                       *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 45244D102                                                                      Page 11 of 17 Pages
-------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         Marino Polestra
-------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                        (b)             X

-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only


-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         United States
-------------------------------------------------------------------------------------------------------------------
                                                         Please see Attachment A

Number Of Shares                                              (5)      Sole Voting Power           1,285,715
Beneficially Owned
By Each Reporting                                             (6)      Shared Voting Power               -0-
Person With
                                                              (7)      Sole Dispositive Power      1,285,715

                                                              (8)      Shared Dispositive Power          -0-

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

         1,285,715                                       Please see Attachment A
-------------------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

         4.9%                                            Please see Attachment A
-------------------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

         IN
-------------------------------------------------------------------------------------------------------------------

                                       *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1.

(a)      Name of Issuer: ImageX.com, Inc. ("Issuer")

(b)      Address of Issuer's Principal Executive Offices:

                  10800 N.E. 8th Street, Suite 200
                  Bellevue  WA  98004


Item 2.

(a)      Name of Person Filing:

         Alta Partners ("AP")
         Alta California Partners II, L.P. ("ACPII")
         Alta California Management Partners II, LLC. ("ACMPII")
         Alta Embarcadero Partners II, LLC ("AEPII")
         Jean Deleage ("JD")
         Garrett Gruener ("GG")
         Dan Janney ("DJ")
         Alix Marduel ("AM")
         Guy Nohra ("GN")
         Marino Polestra ("MP")

(b)      Address of Principal Business Office:

         One Embarcadero Center, Suite 4050
         San Francisco, CA  94111

 (c)     Citizenship/Place of Organization:


         Entities:         AP       -       California
                           ACPII    -       Delaware
                           ACMPII           Delaware
                           AEPII            California

         Individuals:      JD               United States
                           GG               United States
                           DJ               United States
                           AM               United States
                           GN               United States
                           MP               United States

(d)      Title of Class of Securities:      Common Stock

(e)      CUSIP Number: .  45244D102

Item 3.  Not applicable.


                               Page 12 of 17 pages

Item 4         Ownership.
                                              Please see Attachment A

---------------------------------------------------------------------------------------------------
                                         AP        ACPII       ACMPII       AEPII          JD
---------------------------------------------------------------------------------------------------

(a)     Beneficial Ownership         1,285,715   1,273,935    1,273,935     11,780     1,285,715
---------------------------------------------------------------------------------------------------

(b)     Percentage of Class             4.9%        4.8%        4.8%        0.04%         4.9%
---------------------------------------------------------------------------------------------------

(c)     Sole Voting Power            1,285,715   1,273,935    1,273,935     11,780        -0-
---------------------------------------------------------------------------------------------------

        Shared Voting Power             -0-         -0-          -0-         -0-       1,285,715
---------------------------------------------------------------------------------------------------

        Sole Dispositive Power       1,285,715   1,273,935    1,273,935     11,780        -0-
---------------------------------------------------------------------------------------------------

        Shared Dispositive Power        -0-         -0-          -0-         -0-       1,285,715
---------------------------------------------------------------------------------------------------

                                         GG          DJ          AM           GN           MP
---------------------------------------------------------------------------------------------------

(a)     Beneficial Ownership         1,285,715   1,285,715    1,285,715   1,285,715    1,285,715
---------------------------------------------------------------------------------------------------

(b)     Percentage of Class             4.9%        4.9%        4.9%         4.9%         4.9%
---------------------------------------------------------------------------------------------------

(c)     Sole Voting Power               -0-         -0-          -0-         -0-          -0-
---------------------------------------------------------------------------------------------------

        Shared Voting Power          1,285,715   1,285,715    1,285,715   1,285,715    1,285,715
---------------------------------------------------------------------------------------------------

        Sole Dispositive Power          -0-         -0-          -0-         -0-          -0-
---------------------------------------------------------------------------------------------------

        Shared Dispositive Power     1,285,715   1,285,715    1,285,715   1,285,715    1,285,715
---------------------------------------------------------------------------------------------------


Item 5.        Ownership of Five Percent or Less of a Class

Not Applicable.

Item 6.        Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

Item 7.        Identification  and  Classification  of   the  Subsidiary   Which
               Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8.        Identification and Classification of Members of the Group

No   reporting   person  is  a  member  of  a  group  as   defined   in  Section
240.13d-1(b)(1)(ii)(H) of the Act.


                               Page 13 of 17 pages

Item 9.        Notice of Dissolution of Group

Not applicable.

Item 10.       Certification

By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

EXHIBITS

A:       Joint Filing Statement

                               Page 14 of 17 pages

                                    Signature

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:    January 26, 2001


ALTA PARTNERS                                                 ALTA CALIFORNIA PARTNERS II, L.P.

                                                              By:  Alta California Management Partners II,
                                                                       LLC, its General Partner
By:      /s/ Jean Deleage                   By:                        /s/  Garrett Gruener
   -----------------------------------------                  ---------------------------------------------
         Jean Deleage, President                                       Garrett Gruener, Member

ALTA CALIFORNIA MANAGEMENT PARTNERS II, LLC                   ALTA EMBARCADERO PARTNERS II, LLC



By:      /s/ Garrett Gruener                                  By:      /s/ Garrett Gruener
   -----------------------------------------                     ------------------------------------------
         Garrett Gruener, Member                                       Garrett Gruener, Member

         /s/ Jean Deleage                                              /s/ Guy Nohra
--------------------------------------------                  --------------------------------------------
         Jean Deleage                                                  Guy Nohra


         /s/ Garrett Gruener                                           /s/ Marino Polestra
--------------------------------------------                  --------------------------------------------
         Garrett Gruener                                               Marino Polestra


         /s/ Daniel Janney                                             /s/ Alix Marduel
--------------------------------------------                  --------------------------------------------
         Daniel Janney                                                 Alix Marduel


                               Page 15 of 17 pages

                                    EXHIBIT A

                            AGREEMENT OF JOINT FILING

         We, the  undersigned,  hereby  express our agreement  that the attached
Schedule 13G is filed on behalf of us.

Date:    January 26, 2001


ALTA PARTNERS                                                 ALTA CALIFORNIA PARTNERS II, L.P.

                                                              By:  Alta California Management Partners II, LLC,
                                                                       its General Partner
By:      /s/ Jean Deleage                                     By:      /s/ Garrett Gruener
   -----------------------------------------                    ----------------------------------------------
         Jean Deleage, President                                      Garrett Gruener, Member

ALTA CALIFORNIA MANAGEMENT PARTNERS II, LLC                   ALTA EMBARCADERO PARTNERS II, LLC



By:      /s/ Garrett Gruener                                  By:      /s/ Garrett Gruener
   -----------------------------------------                     ---------------------------------------------
         Garrett Gruener, Member                                       Garrett Gruener, Member

         /s/ Jean Deleage                                              /s/ Guy Nohra
--------------------------------------------                     ---------------------------------------------
         Jean Deleage                                                  Guy Nohra


         /s/ Garrett Gruener                                           /s/ Marino Polestra
--------------------------------------------                     ---------------------------------------------
         Garrett Gruener                                               Marino Polestra


         /s/ Daniel Janney                                             /s/ Alix Marduel
--------------------------------------------                     ---------------------------------------------
         Daniel Janney                                                 Alix Marduel

                               Page 16 of 17 pages

                                  Attachment A

     Alta Partners provides investment advisory services to several venture capital funds including, Alta California Partners II, L.P. and Alta Embarcadero Partners II, LLC. Alta California Partners II, L.P. beneficially owns 1,273,935 shares of Common Stock. Alta Embarcadero Partners II, LLC beneficially owns 11,780 shares of Common Stock. The respective general partner of Alta California Partners II L.P. and Alta Embarcadero Partners II, LLC exercise sole voting and investment power with respect to the shares owned by such funds.

     The principals of Alta Partners are members of Alta California Management Partners II, LLC (which is the general partner of Alta California Partners II, L.P.), and members of Alta Embarcadero Partners II, LLC. As members of such funds, they may be deemed to share voting and investment powers for the shares held by the funds. The principals of Alta Partners disclaim beneficial ownership of all such shares held by the foregoing funds, except to the extent of their proportionate pecuniary interests therein.

     At the Secondary Public Offering for ImageX.com, Inc. on February 11, 2000, Alta California Partners II, L.P. sold 141,548 shares of Common Stock and Alta Embarcadero Partners II, LLC sold 1,309 shares of Common Stock

     Mr. Garrett Gruener, a director of the company, is a member of the general partner of Alta California Partners II, L.P. and a member of Alta Embarcadero Partners II, LLC. He disclaims beneficial ownership of all such shares held by all of the foregoing funds except to the extent of their proportionate pecuniary interests therein. He does not directly own any securities in ImageX.com, Inc. and he is not compensated for his duties as a director. Mr. Gruener holds Stock Options for 5,000 shares of ImageX.com, Inc. Common Stock that were granted May 15, 2000.

     Alta Partners is a venture capital company with an office in San Francisco. Alta Partners is California Corporation. Alta California Partners II, L.P. is a Delaware Limited Partnership and Alta Embarcadero Partners II, LLC is a California Limited Liability Company.


                               Page 17 of 17 pages